Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock

Including the Associated Rights

of

COMMERCIAL METALS COMPANY

by

IEP METALS SUB LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

_____________________________________

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 10, 2012, UNLESS THE

OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE

“EXPIRATION DATE”) OR EARLIER TERMINATED.

December 9, 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by IEP Metals Sub LLC, a Delaware limited liability company (the “Offeror”) and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, to act as Information Agent in connection with the Offeror’s and Icahn Enterprises Holdings L.P., as co-bidder, offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of Commercial Metals Company, a Delaware corporation (the “Company”), and the associated rights issued pursuant to the Rights Agreement, dated as of July 30, 2011, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $15 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), copies of which are enclosed herewith.

Consummation of the Offer is subject to certain conditions as described in the Offer to Purchase. See Section 14 of the Offer to Purchase. Subject to the terms and conditions specified in the Offer, which conditions may be waived by the Offeror at any time in whole or in part, the Offeror will accept for payment all Shares validly tendered and not properly withdrawn on or prior to the expiration date of the Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Purchase.

2. The Letter of Transmittal for your use in accepting the Offer and for the information of your clients, including a Certification of Taxpayer Identification Number on Substitute Form W-9. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients’ instructions with regard to the Offer.

4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares and, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing the associated Rights are not immediately available or if time will not permit all required documents to reach American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the expiration date of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2 of the Offer to Purchase.

6. A return envelope addressed to the Depositary.

Your attention is directed to the following:

1. The tender price is $15 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2. The Offer is being made for all Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 10, 2012, unless the Offer is extended or earlier terminated.

4. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to midnight, New York City time, on January 10, 2012 (the “Expiration Date,” unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire) that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and their affiliates, represents a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date (such condition, the “Minimum Condition”). The Offer is also subject to the satisfaction, prior to the Expiration Date, of certain other conditions set forth in the Offer to Purchase, including, among other conditions, that (i) the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror and (ii) the Company’s board of directors has taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the Offer, prohibit, restrict or apply to any business combination, as defined therein, involving the Company and the Offeror or any affiliate or associate of the Offeror. The Offer is also subject to other specified conditions. See Section 14 of the Offer to Purchase.

5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Offeror pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of (i) certificates representing such Shares and, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal, or (b) compliance with the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

The Rights are presently evidenced by the certificates for the Common Stock. However, in the future the Company may issue separate certificates representing the Rights. Until such time as any such certificates are issued, a tender by a stockholder of such stockholder’s shares of Common Stock will also constitute a tender of the associated Rights. After such time as any such certificates representing Rights are issued, a stockholder will also be required to tender such certificates representing the associated Rights in connection with a tender by such stockholder of such stockholder’s shares of Common Stock. Unless the context requires otherwise, all references in this letter of transmittal to “Shares” shall include the associated Rights.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 10, 2012, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (212) 269-5550.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OFFEROR OR THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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